UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AVIAT NETWORKS, INC.
5200 Great America Parkway, Santa Clara CA 95054

Notice of 2010 Annual Meeting of Stockholders
To Be Held on November 9, 2010

TO THE HOLDERS OF COMMON STOCK OF AVIAT NETWORKS, INC.

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Aviat Networks, Inc. (the “Company”) will be held at our facilities, located at 5200 Great America Parkway, Santa Clara, California, on Tuesday, November 9, 2010 at 2:30 p.m., local time, for the following purposes:

1. Election of eight directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

2. Ratification of the appointment by our Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

3. The transaction of such other business as may properly come before the annual meeting, or any adjournments or postponements thereof.

Only holders of common stock of record at the close of business on September 22, 2010 are entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.

Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares in accordance with the instructions that we provide to you and as set forth in the proxy statement for the 2010 Annual Meeting. This will help ensure the presence of a quorum at the meeting.

By Order of the Board of Directors

/s/  Meena L. Elliott
Vice President, General Counsel and Secretary

September 27, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on November 9, 2010
This proxy statement and our 2010 Annual Report are available at
http://www.proxydocs.com/AVNW

Your vote is important regardless of the number of shares you own. The Board of Directors urges you to show your support for Aviat by signing, dating and delivering the enclosed WHITE proxy card by mail (using the enclosed postage-paid envelope), as promptly as possible or by voting electronically or by telephone as described in the attached proxy statement. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson Inc., toll-free at (800) 733-6198.

Page

ABOUT THE MEETING	1
What is the purpose of the meeting?	1
What is the record date, and who is entitled to vote at the meeting?	1
What are the voting rights of the holders of Aviat common stock at the meeting?	1
Who can attend the Annual Meeting?	1
How do I vote?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	2
How can I access the proxy materials and annual report on the Internet?	2
Why are we soliciting proxies?	2
How do I revoke my proxy?	2
What vote is required to approve each item?	2
What constitutes a quorum, abstention, and broker “non-votes”?	3
Who pays for the cost of solicitation?	3
What is the deadline for submitting proposals and director nominations for the 2011 Annual Meeting?	3
Who will count the votes?	4
CORPORATE GOVERNANCE	4
Board Members	4
Board and Committee Meetings and Attendance	4
Board Member Qualifications	4
Directors’ Biographies	5
Agreement with Certain Entities and Individuals Associated with Ramius LLC	8
Board Leadership	8
Combination of Board Chairman and Chief Executive Officer	9
The Board’s Role in Risk Oversight	9
Board of Directors Committees	9
Audit Committee	11
Compensation Committee	11
Compensation Committee Interlock and Insider Participation	11
Governance and Nominating Committee	12
Stockholder Communications with the Board	12
Code of Conduct	12
TRANSACTIONS WITH RELATED PERSONS	13
DIRECTOR COMPENSATION AND BENEFITS	13
Fiscal 2010 Compensation of Non-Employee Directors	14
Indemnification	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	17
INDEPENDENT AUDITOR’S FEES	18

AVIAT NETWORKS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 9, 2010

This proxy statement (“Proxy Statement”) applies to the solicitation of proxies by the Board of Directors (“Board”) of Aviat Networks, Inc. (which we refer to as “Aviat,” the “Company,” “we,” “our,” and “ours”) for use at the 2010 Annual Meeting of Stockholders, to be held at 2:30 p.m., local time, November 9, 2010, and any adjournments or postponements thereof. The annual meeting will be held at our facilities located at 5200 Great America Parkway, Santa Clara, California. The telephone number at that location is (408) 567-7000. These proxy materials will be available over the Internet, and for those that have requested to receive the materials in hard copy, the proxy materials are being mailed on or about September 29, 2010 to our stockholders entitled to notice of and to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the 2010 Annual Meeting of Stockholders is to obtain stockholder action on the matters outlined in the notice of meeting included with this Proxy Statement. All holders of shares of common stock of record at the close of business on September 22, 2010 are entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. Our stockholders will vote to elect eight directors and ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. In addition, management will report on its 2010 performance and respond to stockholders’ questions at the annual meeting.

What is the record date, and who is entitled to vote at the meeting?

The record date for the stockholders entitled to vote at the annual meeting is September 22, 2010. The record date was established by the Board as required by the Delaware General Corporation Law, or DGCL, and our Bylaws. Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the annual meeting, and at any adjournments or postponements thereof. You may vote all shares that you owned as of the record date.

What are the voting rights of the holders of Aviat common stock at the meeting?

Each outstanding share of our common stock is entitled to one vote on each matter considered at the annual meeting. As of the record date of September 22, 2010, the number of outstanding shares of common stock was 59,341,106.

Who can attend the Annual Meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the annual meeting, you must bring a copy of a bank or brokerage statement reflecting your stock ownership as of the record date to the annual meeting.

How do I vote?

Stockholders of record can direct their votes by proxy as follows:

•	Via the Internet: Stockholders may submit voting instructions to the proxy holders through the Internet by following the instructions included with the proxy card.

•	By Telephone: Stockholders may submit voting instructions to the proxy holders by telephone by following the instructions included with the proxy card.

•	By Mail: Stockholders may sign, date and return proxy cards in the pre-addressed, postage-paid envelope that will be provided if a printed proxy statement is requested.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card.

If you are the beneficial owner of shares held in street name, the nominee holding your shares will send you separate instructions describing the procedure for voting your shares. Street name stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to SEC rules, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request delivery of annual meeting proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I access the proxy materials and annual report on the Internet?

This Proxy Statement, the form of proxy card, the Notice and our annual report on SEC Form 10-K for the fiscal year ended July 2, 2010 are available at www.proxydocs.com/AVNW.

Why are we soliciting proxies?

In lieu of personally attending and voting at the annual meeting, you can appoint a proxy to vote on your behalf. We are soliciting your vote so all shares of our common stock may be voted at the annual meeting and have designated proxy holders to whom you may submit your voting instructions. The proxy holders for the annual meeting are Meena L. Elliott, Vice President, General Counsel and Secretary, and Carol Goudey, Treasurer and Assistant Secretary.

How do I revoke my proxy?

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before your shares are voted by:

•	delivering a written notice of revocation to the Company’s Secretary, Meena Elliott, at 5200 Great America Parkway, Santa Clara, CA 95054;

•	executing and delivering a proxy card bearing a later date to the Company’s Secretary at the same address;

•	submitting another proxy by Internet or telephone (the latest dated proxy will control); or

•	attending the annual meeting and voting in person.

If your shares are held in street name, you should follow the directions provided by the nominee institution that holds your shares regarding proxy revocation. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute revocation of your proxy.

What vote is required to approve each item?

The director nominees will be re-elected by a plurality of the votes cast. Our stockholders may not cumulate votes in the re-election of the director nominees. The director nominees receiving the highest number of affirmative votes of the shares present in person or by proxy at the annual meeting and entitled to vote will be elected.

Ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the stockholders present in person or by proxy at the annual meeting and entitled to vote.

What constitutes a quorum, abstention, and broker “non-votes”?

The presence at the annual meeting either in person or by proxy of a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of business at the annual meeting.

Under the DGCL, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. An abstention occurs when a stockholder does not vote for or against a proposal but specifically abstains from voting. A broker “non-vote” occurs when a broker or other nominee holding shares in street name for a beneficial owner signs and submits a proxy or votes with respect to shares of common stock held in a fiduciary capacity, but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner or because the broker elects not to vote on a matter as to which it does have discretionary voting power. Under the rules governing brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The election of our directors is a non-routine matter and the ratification of the selection of our independent public accounting firm is a routine matter. With respect to Proposal No. 1, which requires a plurality vote, abstentions and broker “non-votes” will have no effect. With respect to Proposal No. 2 (ratification of the selection of our independent registered public accounting firm), which requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote, broker “non-votes” will have no effect on the number of votes cast or on whether the appointment is ratified because broker “non-votes” are excluded from the tabulation of votes cast, but abstentions will have the same effect as a negative vote because they will be counted as a vote cast with respect to the proposal but not counted as a vote for ratification.

Who pays for the cost of solicitation?

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials that may be furnished to our stockholders and the maintenance and operation of the website providing Internet access to these proxy materials. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock and maintaining the Internet access for such materials and the submission of proxies. We may supplement the original solicitation of proxies by mail, by solicitation by telephone, telegram, or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies. The Company has agreed that Georgeson will be paid a fee of $30,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

What is the deadline for submitting proposals and director nominations for the 2011 Annual Meeting?

Stockholder Nominations and Proposals.  In order for any stockholder nominations or proposals to be considered properly brought before our 2011 annual meeting, a stockholder of record must submit a written notice thereof which must be received by our Secretary at the address of our principal executive offices, not less than 60 days nor more than 90 days prior to the meeting. However, in the event that we give less than 70 days prior notice or public disclosure of the annual meeting date, the notice must be received by our Secretary at the address noted above no less than 10 days following the date of our notice or public disclosure of the meeting. The full requirements for the notice for nominations and proposals are in Article II, Sections 13 and 14, respectively, of our Bylaws, which are available for review at our website, www.aviatnetworks.com. In addition, if a stockholder wishes the proposal or nomination to be considered for inclusion in our proxy materials for the 2011 annual meeting under SEC Rule 14a-8 or 14a-11, written notice thereof must be received by our Secretary at the address noted above by May 30, 2011.

The proxies to be solicited by the Board for the 2011 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if the Company fails to receive notice of such stockholder’s proposal for the meeting in accordance with the periods specified above.

Who will count the votes?

Georgeson Inc. will tabulate the votes cast by proxy. The Company has retained an independent inspector of elections in connection with Aviat’s solicitation of proxies for the Annual Meeting. Aviat intends to notify shareholders of the results of the solicitation for the Annual Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

CORPORATE GOVERNANCE

We believe in and are committed to sound corporate governance principles. Consistent with our commitment to and continuing evolution of corporate governance principles, we adopted a Code of Business Ethics, Governance and Nominating Committee, Audit Committee and Compensation Committee charters and corporate governance guidelines. Each of our Board committees is required to conduct an annual review of its charter and applicable guidelines.

Board Members

The authorized size of our Board of Directors is currently eight. Directors are nominated by the Governance and Nominating Committee of the Board. All current directors have held office as directors since January 26, 2007, the date of the contribution by Harris Corporation of the Microwave Communications Division of Harris, or MCD, and our merger with Stratex Networks, Inc., or Stratex. The Board is chaired by Mr. Kissner.

Name	Title and Positions

Charles D. Kissner	Director, Chairman of the Board and Chief Executive Officer
Eric C. Evans	Director
William A. Hasler	Director
Clifford H. Higgerson	Director
Dr. Mohsen Sohi	Director
Dr. James C. Stoffel	Lead Independent Director
Edward F. Thompson	Director

The Board has determined that as of the date of this Proxy Statement, each of our current directors and director nominees except Mr. Kissner has no material relationship with the Company and is independent in accordance with listing rules of the NASDAQ stock market (the “NASDAQ Listing Rules”).

All directors are requested to attend the annual meeting of stockholders. All of our directors attended last year’s annual meeting.

Board and Committee Meetings and Attendance

During fiscal year 2010, the Board held 11 meetings. Each of our board members attended at least 80 percent of the total number of Board meetings and at least 90 percent of the total number of meetings of the committee or committees on which the member served during the fiscal year.

Board Member Qualifications

Our Board believes that its members should encompass a range of talent, skill and expertise enabling it to provide sound guidance with respect to the Company’s operations and interest. Our Board prefers a variety of professional experiences and backgrounds among its members and in addition to considering a candidate’s experiences and background, candidates are reviewed in the context of the current composition of the Board and evolving needs of our businesses. In particular, the Board has sought to include members that have experience in establishing, growing and leading communications companies in senior management positions and serving on the board of directors of other companies. In determining that each of the members of the Board is qualified to be a director, the Board has relied on the attributes listed below and, where applicable, on the direct personal knowledge of each of the members’ prior service on the Board.

Directors’ Biographies

The following is a brief description of the business experience and background of each current director and nominee for director, including the capacities in which each has served during the past five years:

Mr. Charles D. Kissner, age 63, currently serves as our Chairman of the Board and Chief Executive Officer. Mr. Kissner served as Chief Executive Officer of Stratex from July 1995 through May 2000, and again from October 2001 to May 2006. He was elected a director of Stratex in July 1995 and Chairman in August 1996, a position which he held through 2006. Mr. Kissner also served as Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, from July 1993 to July 1995. Prior to that, he was President and CEO of Aristacom International Inc., a communications software company, and Executive Vice President and a Director of Fujitsu Network Switching, Inc. He also held a number of executive positions at AT&T (now Alcatel-Lucent). Mr. Kissner currently serves on the board of directors of Shoretel, Inc., an IP business telephony systems company. He served on the board of directors of SonicWALL, Inc., a provider of Internet security solutions, and Meru Networks Inc., a provider of advanced enterprise wireless networking systems. Mr. Kissner also serves on the Advisory Board of Santa Clara University’s Leavey School of Business, and on the board of Northern California Public Broadcasting, a non-profit organization.

Mr. Kissner brings extensive knowledge of our company’s business, having served on our Board as non-executive Chairman for over three years. He also brings nearly fifteen years of relevant chief executive officer experience having served in that capacity at technology driven companies Digital Microwave Corporation (a predecessor company to Stratex), and Aristacom. Mr. Kissner also brings extensive public company directorship and committee experience to the Board which has been an invaluable resource as our company regularly assesses its corporate governance, corporate compliance and risk management obligations. Mr. Kissner has also directly supervised nearly thirty merger and acquisition activities, which experience has been vital to our company in the assessment and integration of acquisition opportunities.

Mr. Eric C. Evans, age 57, is the former Chairman of the Board of Directors, Chief Executive Officer, and Representative Executive Director of D&M Holdings Inc., a leading provider of premium consumer audio and video electronics. He is presently Senior Advisor to D&M. He is also an industrial partner at Ripplewood Holdings LLC, a private equity firm. Prior to joining Ripplewood in November 2005, Mr. Evans was President and Chief Operating Officer of Diebold, Inc., a global technology product and services company. He held this position with Diebold from 2004 to 2005. Prior to 2004, Mr. Evans was a Group Vice President in the Climate Technologies business of Emerson Electric Co., an industrial technology and engineering leader. Beginning in 1987, Mr. Evans served in a variety of senior executive roles for Emerson’s Copeland Division including President of International, President — Air Conditioning, Senior Vice President, and Chief Financial Officer.

Mr. Evans’s prior service as a senior operating executive of large publicly traded and technology driven companies, including as Chairman and Chief Executive Officer of D& M, President and Chief Operating Officer of Diebold, and his 30 years of experience provide him with an extensive knowledge base of complex management, financial, operational and governance issues faced by public companies with global operations. His broad based experience brings a wealth of important knowledge and expertise related to general management, strategic planning, operations, corporate finance, international marketing, and new product introductions. His broad based education and training have also provided him with knowledge and experience relevant to our business.

Mr. William A. Hasler, age 68, served as a member of the Stratex board of directors from August 2001 through January 2007, and was Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Hasler served as Chairman of the Board of Directors of Solectron Corporation from 2003 to

2007 and was a member of that board from 1998 to 2007. He was co-Chief Executive Officer and a Director of Aphton Corp., a biopharmaceutical company, from 1998 to 2003. From 1991 to 1998, Mr. Hasler was Dean of both the Graduate and Undergraduate Schools of Business at the University of California, Berkeley. Prior to his deanship at UC Berkeley, Mr. Hasler was Vice Chairman of KPMG Peat Marwick. Mr. Hasler also serves on the boards of Ditech Networks Corp., a supplier of telecommunications equipment, Globalstar, Inc., a supplier of satellite communication services, and Mission West Properties Inc., a REIT engaged in the management, leasing, marketing, development and acquisition of commercial R&D properties. He is also a trustee of the Schwab Funds.

Mr. Hasler’s current and prior service on the boards of several technology-driven companies, including Ditech and Globalstar, and his prior service as Chairman of a large publicly traded company provide him with an extensive knowledge base of complex management, financial, operational and governance issues faced by public companies with international operations. He is a member of the audit committee of various public and private companies. Mr. Hasler has extensive experience in Silicon Valley companies and this experience brings our Board important knowledge and expertise related to corporate finance and accounting, strategic planning, manufacturing, and operations. He brings valuable financial expertise, including extensive knowledge of accounting, auditing and investments in both public and private companies. Additionally, through his service on public company boards, Mr. Hasler has gained an understanding and expertise in public company governance.

Mr. Clifford H. Higgerson, age 70, served as a member of the Stratex board of directors from March 2006 to January 2007 and served on the Compensation and Strategic Business Development Committees. He has more than 40 years experience in research, consulting, planning and venture investing primarily in the telecommunications industry, with an emphasis on carrier systems and equipment. In 2006, he became a partner with Walden International, a global venture capital firm focused on four key industry sectors: communications, electronics/digital consumer, software and IT services, and semiconductors. Mr. Higgerson was a founding partner of ComVentures from 1986 to 2005, and has been a general partner with Vanguard Venture Partners since 1991. He currently serves as a member of the board of directors of Kotura Inc., Hatteras Networks Inc., Xtera Communications Inc., World of Good, Ygnition Networks, Inc. and Geronimo Windpower.

Mr. Higgerson has more than 35 years of experience in research, consulting, planning and venture investing. He has served on the boards of other public companies and served as a Chair of the Audit Committee for publicly listed companies. His prior Board experience and his experience in research, strategic planning and corporate finance in technology driven companies provide him with extensive knowledge of complex issues involved in new product development, strategic planning, financial and governance issues faced by publicly listed companies. His extensive experience with private equity firms and investing provides him with critical experience related to capital raising, economic analysis and mergers and acquisitions.

Dr. Mohsen Sohi, age 51, currently serves as managing partner of Freudenberg & Co. of Germany. From 2003 through May 2010, Dr. Sohi served as President and Chief Executive Officer of Freudenberg-NOK, a privately-held joint venture partnership between Freudenberg and NOK Corp. of Japan, the world’s largest producer of elastomeric seals and custom molded products for automotive and other applications. From 2001 through 2003 he served as President, Retail Store Automation Division, NCR Corporation. From 1986 through 2001 he served in various key positions at Honeywell/Allied Signal Inc., including President, Honeywell Electronic Materials and President, Honeywell Commercial Vehicle Systems. Dr. Sohi currently serves on the board of directors of Steris Corporation, a provider of infection prevention and contamination control products and services, and is also a member of its Audit Committee. He previously served on the board of directors of Hayes Lemmerz International, Inc., a leading worldwide producer of aluminum and steel wheels for cars and trucks.

Dr. Sohi’s current and prior service as a senior executive officer with large technology driven companies with international operations provide him with an extensive knowledge base of complex management, financial, operational and governance issues faced by public companies with global operations. His engineering, technical and business education has also provided him with knowledge and experience related to research and development, new product introductions, strategic planning, manufacturing, operations, and corporate finance. Dr. Sohi also has gained an understanding of public company governance and executive compensation through his service on public company boards.

Dr. James C. Stoffel, age 64, currently serves as our lead independent director. Presently, Dr. Stoffel is on the Board of Directors of Harris Corporation, of which he has been a member since August 2003, and is also a member of its Finance Committee and the Management Development and Compensation Committee. Additionally, he serves as an Executive Partner of Trillium Group, LLC and is a senior advisor to other private equity companies. Prior to his retirement, Dr. Stoffel was Senior Vice President, Chief Technical Officer and Director of Research and Development of Eastman Kodak Company. He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President and Director, Electronic Imaging Products Research and Development, and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation, where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology. Dr. Stoffel is also a trustee of the George Eastman House museum. He serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is a member of the advisory board of the Applied Science and Technology Research Institute, Hong Kong.

Dr. Stoffel’s prior service as a senior executive of large, publicly traded, technology driven companies, and his more than 30 years experience focused on technology development, provide him with an extensive knowledge of complex technical research and development projects, management, financial and governance issues faced by a public company with international operations. This experience brings our Board important knowledge and expertise related to research and development, new product introductions, strategic planning, manufacturing, operations, and corporate finance. His experience as an advisor to private equity firms also provides him with additional knowledge related to strategic planning, capital raising, mergers and acquisitions and economic analysis. Dr. Stoffel also has gained an understanding of public company governance and executive compensation through his service on public company boards, including as a lead independent director.

Mr. Edward F. Thompson, age 72, served as a member of the Stratex board of directors from November 2002 through January 2007, where he was Chairman of the Audit Committee, and served on the Nominating and Corporate Governance Committee. Mr. Thompson has been a consultant to Fujitsu Labs of America. From 1976 to 1994, he held various positions at Amdahl Corporation, a multinational manufacturer of large scale computer systems, including Chief Financial Officer and Corporate Secretary, as well as Chairman and CEO of Amdahl Capital Corporation. Mr. Thompson also held positions at U.S. Leasing International, Inc., Computer Sciences Corporation, International Business Machines and Lockheed Missiles and Space Company. Mr. Thompson has contributed as a director or advisor to a number of companies including Fujitsu, Ltd. and several of its subsidiaries, and SonicWALL Inc., a provider of Internet security solutions. He is currently a member of the board of directors of Shoretel, Inc., an IP business telephony systems company, and InnoPath Software, Inc. He is on the Advisory Boards of Diamondhead Ventures, LLP, and Santa Clara University’s Leavey School of Business.

Mr. Thompson brings a high level of financial literacy to the Board and substantial public company directorship and committee experience. He is currently designated as an audit committee financial expert and is the audit committee chair on both public company boards on which he is a member, as well as privately held InnoPath Software. Mr. Thompson’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly traded companies makes him an invaluable asset to the Board. Mr. Thompson also brings to the Board significant experience in international operations based upon his past experience as a senior advisor to Fujitsu, as a director of several Fujitsu subsidiaries and portfolio companies and as chief financial officer of Amdahl.

Raghavendra Rau, age 61, is a nominee standing for election to the Board of Directors at the 2010 Annual Meeting. Mr. Rau has not previously served as a director of Aviat Networks. Mr. Rau is a strategic advisor specializing in global marketing and business strategy and venture capital and market development for high-technology, early revenue companies. Mr. Rau currently serves on the Marketing Advisory Board of Cleversafe, Inc., a provider of dispersed data storage technologies, on the Strategic Advisory Board of IOCOM Integrated Communications, a provider of software and related services to companies, research labs, and government institutions and on the Board of Directors of Microtune, Inc., a provider of radio frequency integrated circuits, digital signal processing integrated circuits and subsystem module solutions for the cable, automotive, entertainment, electronics and digital television markets, and SeaChange International Inc., a manufacturer of digital video systems and provider of related services to cable, telecommunications and broadcast television companies worldwide. Mr. Rau served as Senior Vice President of the Mobile TV Solutions Business of Motorola, Inc.

(“Motorola”), a provider of technologies, products and services in the communications industry, from May 2007 until January 2008, and as Senior Vice President of Strategy and Business Development, Networks & Enterprise of Motorola from March 2006 until May 2007. Mr. Rau served as Corporate Vice President of Global Marketing and Strategy for Motorola from 2005 until 2006 and as Corporate Vice President, Marketing and Professional Services, from 2001 until 2005. From October 1992 until 2001, Mr. Rau served in various positions within Motorola, including as Vice President of Strategic Business Planning and Vice President of Sales and Operations and held positions in Asia and Europe. Mr. Rau is a former Chairman of the QuEST Forum, a collaboration of service providers and suppliers dedicated to telecom supply chain quality and performance, and was a Director of the Center for Telecom Management at the University of Southern California. Mr. Rau also served on the Motorola Partnership Board of France Telecom. Mr. Rau holds a Bachelor’s degree in Engineering from the University of Mysore, India and an MBA from the Indian Institute of Management in Ahmedabad.

Mr. Rau’s financial and business expertise, including a diversified background in global marketing and business strategy and venture capital and market development for communications and high-technology companies, provides him with the qualifications and skills to serve as a director.

Agreement with Certain Entities and Individuals Associated with Ramius LLC

On September 14, 2010, the Company entered into an agreement (the “Agreement”) with certain entities and individuals associated with Ramius LLC (collectively, the “Ramius Group”), as further described in the Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2010.

Pursuant to the Agreement, the Company agreed to nominate one individual recommended by the Ramius Group who is independent of the Ramius Group for election to the Board at the 2010 annual meeting of stockholders.

The Ramius Group agreed to support the Company’s Board nominations at the 2010 annual meeting. Additionally, the Ramius Group agreed to certain limited standstill restrictions which will expire ten business days prior to the deadline for nominations of directors for election at the Company’s 2011 annual meeting, but in any event no later than one year from the date of the Agreement.

After review by the Company’s Governance and Nominating Committee, the Board nominated Mr. Rau, who was previously recommended by the Ramius Group, for election as a director.

Board Leadership

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. When the CEO also serves as Chairman of the Board, our Corporate Governance Guidelines provide for the appointment of a lead independent director. Accordingly, when our Chairman Charles Kissner was appointed CEO, the Board appointed James Stoffel, an independent director, as lead independent director, with the following duties and responsibilities:

•	Advise the Chairman of the Board as to an appropriate schedule of board meetings, seeking to ensure that independent directors can perform their duties while not interfering with the flow of company operations;

•	Provide the Chairman of the Board with input as to the preparation of the agendas for board and committee meetings;

•	Advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties; although management is responsible for the preparation of materials for the board, the lead independent director may specifically request the inclusion of certain material;

•	Interview, along with the Nominating Committee, all Board candidates and make recommendations to the Nominating Committee and the Board;

•	Preside at all meetings of the board at which the Chairman of the Board is not present (including executive sessions of independent directors);

•	Coordinate, develop the agenda for, and preside at executive sessions of the independent directors; the lead director shall have the authority to call meetings of independent directors;

•	If requested by major shareholders and if determined by the Board as appropriate, be available for consultation and direct communication with such shareholders;

•	Evaluate, along with the members of the Compensation Committee and the full Board, the Chief Executive Officer’s performance and meet with the Chief Executive Officer to discuss the Board’s evaluation; and

•	Consult with the Corporate Governance Committee regarding the membership of various board committees, as well as selection of committee chairs.

The Board believes that appointing a lead independent director to serve along with our combined Chief Executive Officer and Chairman of the Board has enhanced the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance.

Combination of Board Chairman and Chief Executive Officer

Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each director and determines which director is best qualified to chair the Board. At the present time the Board believes that the Chief Executive Officer is best qualified to chair the Board. The Board believes that the Company’s ongoing commitment to good governance practices, its strong focus on an independent Board of Directors, the frequent use of executive sessions at Board meetings and for all Board committees, and the robust role the Company requires of its lead independent director all mitigate the potential negative aspects of combining the Chairman and Chief Executive Officer positions.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. The Board, through the Governance and Nominating Committee, oversees and reviews certain aspects of the Company’s risk management efforts, focusing on the adequacy of the Company’s risk management and risk mitigation processes. At the Board’s request, management proposed a process for identifying, evaluating and monitoring material risks and such process has been approved by the Board and is currently in effect. This risk management program is overseen by senior management who, in connection with their regular review of the overall business, identify and prioritize a broad range of material risks (e.g., financial, strategic, compliance and operational). Senior management also discusses mitigation plans to address such material risks. Prioritized risks and management’s plans for mitigating such risks are regularly presented to the full Board for discussion and in order to ensure monitoring. In addition to the risk management program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

A discussion of risk factors in the Company’s compensation design can be found below under the heading “Risk Considerations in Our Compensation Program”.

Board of Directors Committees

Our Board of Directors maintains an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During fiscal year 2010 and effective November 19, 2009, our former combined Governance and Nominating Committee was separated into two committees: the Corporate Governance Committee and the Nominating Committee. Effective September 1, 2010, the Corporate Governance Committee and Nominating Committee were re-combined to form the Governance and Nominating Committee.

Copies of the charters for the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are available on our website www.investors.aviatnetworks.com/documents.cfm.

The following table shows, for fiscal year 2010, the Chairman and members of each committee, the number of committee meetings held and the principal functions performed by each committee.

	Number of
	Meetings
Committee	in Fiscal 2010	Members	Principal Functions

Audit	17	Edward F. Thompson* Eric C. Evans William A. Hasler	• Selects our independent registered public accounting firm
			• Reviews reports of our independent registered public accounting firm
			• Reviews and pre-approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
			• Monitors the effectiveness of the audit process
			• Reviews management’s assessment of the adequacy of financial reporting and operating controls
			• Monitors corporate compliance program
Compensation	10	Dr. James C. Stoffel* Clifford H. Higgerson Dr. Mohsen Sohi	• Reviews our executive compensation policies and strategies
			• Oversees and evaluates our overall compensation structure and programs
Corporate Governance
Committee**	2	William A. Hasler* Charles D. Kissner Clifford H. Higgerson	• Develops and implements policies and practices relating to corporate governance
			• Reviews and monitors implementation of our policies and procedures
			• Reviews the process by which management identifies and mitigates key areas of risk and reviews critical risk areas with the Board of Directors

	Number of
	Meetings
Committee	in Fiscal 2010	Members	Principal Functions

Nominating Committee**	1	Clifford H. Higgerson* Dr. James C. Stoffel William A. Hasler	• Assists in developing criteria for open positions on the Board of Directors
			• Reviews and recommends nominees for election of directors to the Board.
			• Reviews and recommends policies, if needed for selection of candidates for directors

*	Chairman of Committee

**	Effective November 19, 2009, our former combined Governance and Nominating Committee was separated into two separate committees: the Corporate Governance Committee and the Nominating Committee. Prior to such separation, the members of the Governance and Nominating Committee were Messrs. Hasler (Chairman), Kissner and Higgerson and the committee had one meeting during fiscal year 2010. Effective September 1, 2010, the Corporate Governance Committee and Nominating Committee were re-combined to form the Governance and Nominating Committee and the members of such committee are Messrs. Hasler (Chairman), Higgerson and Stoffel.

Audit Committee

The Audit Committee is primarily responsible for selecting, and approving the services performed by, our independent registered public accounting firm, as well as reviewing our accounting practices, corporate financial reporting and system of internal controls over financial reporting. The Audit Committee currently consists of Messrs. Thompson (Chairman), Evans and Hasler. No material amendments to the Audit Committee Charter were made during fiscal year 2010. The Audit Committee is comprised of independent, non-employee members of our Board who are “financially sophisticated” under the NASDAQ Listing Rules.

The Board has determined that each of Messrs. Thompson and Hasler qualifies as an “audit committee financial expert,” as defined under Item 407(d)(5)(i) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, but that status does not impose on either of them duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on them as members of our Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the authority and responsibility to approve our overall executive compensation strategy, to administer our annual and long-term compensation plans and to review and make recommendations to the Board regarding executive compensation. The Compensation Committee is comprised of independent, non-employee members of the Board in accordance with NASDAQ Listing Rules. During fiscal year 2010, the Compensation Committee utilized Towers Perrin (now Towers Watson) as an independent, third-party consulting firm, in connection with its review of executive compensation. The Compensation Committee no longer utilizes Towers Watson and has now retained Pearl Meyer & Partners as an independent, third-party consulting firm.

Compensation Committee Interlock and Insider Participation

The Compensation Committee currently consists of Messrs. Stoffel (Chairman), Higgerson and Sohi. None of these individuals is an officer or employee or former officer of the Company.

Governance and Nominating Committee

As noted above, during fiscal year 2010 and effective November 19, 2009, our former combined Governance and Nominating Committee was separated into two separate committees: the Corporate Governance Committee and the Nominating Committee. During fiscal year 2011 and effective September 1, 2010, the Corporate Governance Committee and Nominating Committee were re-combined to form the Governance and Nominating Committee. The Governance and Nominating Committee currently consists of Messrs. Hasler (Chairman), Higgerson, and Stoffel. Each member of the committee meets the independence requirements of the NASDAQ Listing Rules.

The Governance and Nominating Committee develops and implements policies and practices related to corporate governance consistent with sound corporate governance principles. The committee also reviews the process by which management identifies and mitigates key areas of risk and reviews critical risk areas with the Board.

The Governance and Nominating Committee also recommends candidates to the Board and periodically reviews whether a more formal selection policy should be adopted. There is no difference in the manner in which the committee members evaluate nominees for director based on whether the nominee is recommended by a stockholder. We currently do not pay a third party to identify or assist in identifying or evaluating potential nominees, although we may in the future utilize the services of such third parties.

In reviewing potential candidates for the Board, the Governance and Nominating Committee considers the individual’s experience and background. Candidates for the position of director should exhibit proven leadership capabilities, high integrity, exercise high level responsibilities within their chosen career, and possess an ability to quickly grasp complex principles of business, finance, international transactions and communications technologies. In general, candidates who have held an established executive level position in business, finance, law, education, research, government or civic activity will be preferred.

While the Governance and Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. When identifying and recommending director nominees, the committee views diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board diversity. As part of this process, the committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business.

In making its recommendations, the Governance and Nominating Committee bears in mind that the foremost responsibility of a director of a corporation is to represent the interests of the stockholders as a whole. The committee intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with the Board may do so by submitting a comment via the Company’s website at http://www.investors.aviatnetworks.com/contactBoard.cfm or by sending a letter addressed to: Aviat Networks, Inc., c/o Corporate Secretary, 5200 Great America Parkway, Santa Clara, CA 95054. The Corporate Secretary monitors these communications and provides a summary of all received messages to the Board at its regularly scheduled meetings. When warranted by the nature of communications, the Corporate Secretary will request prompt attention by the appropriate committee or independent director of the Board, independent advisors, or management. The Corporate Secretary may decide in her judgment whether a response to any stockholder communication is appropriate.

Code of Conduct

We implemented our Code of Conduct effectively on January 26, 2007. All of our employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by the Code of Conduct to help ensure that our business is conducted in a consistently ethical and legal manner. The Audit Committee has adopted a written policy, and management has implemented a reporting system, intended to encourage our employees to bring to the attention of management and the Audit Committee any complaints regarding the integrity of our internal system of controls over financial reporting, or the accuracy or completeness of financial or other information related to our financial statements.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2010, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock or any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Director Compensation and Benefits” and “Executive Compensation”.

It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our directors and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving us, then the disinterested members of our Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules and regulations. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussion involving the transaction at issue.

Our Code of Conduct prohibits all employees, including our executive officers, from benefiting personally from any transactions with us other than approved compensation benefits.

DIRECTOR COMPENSATION AND BENEFITS

The form and amount of director compensation is reviewed and assessed from time to time by the Compensation Committee with changes, if any, recommended to the Board for action. Director compensation may take the form of cash, equity, and other benefits ordinarily available to directors.

Directors who are not employees of ours currently receive the following fees, as applicable, for their services on our Board:

•	$60,000 basic annual cash retainer, payable on a quarterly basis, which a director may elect to receive in the form of shares of common stock;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Board;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Corporate Governance Committee of our Board;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Nominating Committee of our Board;

•	$8,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Compensation Committee;

•	Annual grant of shares of common stock valued (based on market prices on the date of grant) at $30,000, with 100 percent vesting in one year, subject to continuing service as a director;

•	Annual grant of options to purchase common stock valued (based on U.S. GAAP values of the options on the date of grant) at $30,000, with an exercise price per share equal to the market prices on the date of grant and with 100 percent vesting in one year, subject to continuing service as a director;

•	Annual grant of shares of common stock, for service as Chairman of the Board, valued (based on market prices on the date of grant) at $40,000, with a one-year vesting period with 25 percent of the grant vesting per quarter; and

•	$18,000 annual cash retainer, payable on a quarterly basis, for service as the lead independent director of our Board.

Directors are eligible to defer payment of all or a portion of the retainer fees and restricted stock awards that are payable to them. Directors may choose either a lump sum or installment distribution of such fees and awards. Installment distributions are payable in annual installments over a period no longer than 10 years.

We reimburse each non-employee director for reasonable travel expenses incurred and in connection with attendance at Board and committee meetings on our behalf, and for expenses such as supplies, continuing director education costs, including travel for one course per year. Employee directors are not compensated for service as a director.

Fiscal 2010 Compensation of Non-Employee Directors

Our non-employee directors received the following aggregate amounts of compensation in respect of the fiscal year ended July 2, 2010.

					Changes in
					Pension
					Value
					and Non-
	Fees			Non-Equity	Qualified
	Earned			Incentive	Deferred	All
	or Paid	Stock	Option	Plan	Compensation	Other
Name	in Cash	Awards(1)	Awards(1)	Compensation	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)	($)

Eric C. Evans	64,000	29,996	28,427	—	—	—	122,423
William A. Hasler	74,000	29,996	28,427	—	—	—	132,423
Clifford H. Higgerson	70,500	29,996	28,427	—	—	—	128,923
Charles D. Kissner	70,000	69,998	28,427	—	—	—	168,425
Dr. Mohsen Sohi	61,000	29,996	28,427	—	—	—	119,423
Dr. James C. Stoffel	72,000	29,996	28,427	—	—	—	130,423
Edward F. Thompson	74,000	29,996	28,427	—	—	—	132,423

(1)	The amounts shown in this column reflect the aggregate grant date fair value of the stock awards granted to our non-employee directors computed in accordance with U.S. generally accepted accounting principles. The assumptions made in determining the fair values of our stock awards are set forth in Notes B and M to our fiscal 2010 Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K filed with the SEC on September 9, 2010.

As of July 2, 2010, our non-employee directors held the following numbers of unvested restricted shares of common stock and stock options granted under the 2007 Stock Equity Plan, as Amended and Restated Effective November 19, 2009:

	Unvested Stock	Unvested Option
Name	Awards	Awards

Eric C. Evans	4,457	8,720
William A. Hasler	4,457	8,720
Clifford H. Higgerson	4,457	8,720
Charles D. Kissner	6,152	8,720
Dr. Mohsen Sohi	4,457	8,720
Dr. James C. Stoffel	4,457	8,720
Edward F. Thompson	4,457	8,720

Indemnification

Our Bylaws require us to indemnify each of our directors and officers with respect to their activities as a director, officer, or employee of ours, or when serving at our request as a director, officer, or trustee of another corporation, trust, or other enterprise, against losses and expenses (including attorney fees, judgments, fines, and amounts paid in settlement) incurred by them in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which they are, or are threatened to be made, a party(ies) as a result of their service to us. In addition, we carry directors’ and officers’ liability insurance, which includes similar coverage for our directors and executive officers. We will indemnify each such director or officer for any one or a combination of the following, whichever is most advantageous to such director or officer:

•	The benefits provided by our Bylaws in effect on the date of the indemnification agreement or at the time expenses are incurred by the director or officer;

•	The benefits allowable under Delaware law in effect on the date the indemnification bylaw was adopted, or as such law may be amended;

•	The benefits available under liability insurance obtained by us; and

•	Such benefits as may otherwise be available to the director or officer under our existing practices.

Under our Bylaws, each director or officer will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of ours with respect to suits or proceedings arising from his or her service with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 22, 2010 by each person or entity known by us to beneficially own more than 5 percent of our common stock, by our directors, by our named executive officers and by all our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Aviat Networks, Inc., 5200 Great America Parkway, Santa Clara, CA 95054. As of September 22, 2010, there were 59,341,106 shares of our common stock outstanding.

	Shares Beneficially
	Owned as of
	September 22, 2010(1)
			Percentage
	Number of		of Voting
	Shares of		Power of
	Common		Common
	Stock(2)		Stock

Name and Address of Beneficial Owner
Ramius LLC 599 Lexington Avenue, 20th Floor New York, New York 10022	4,528,806	(3)	7.63%
BlackRock Global Investors 55 East 52nd Street New York, New York 10055	3,177,336	(4)	5.35%
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Harald J. Braun	276,543	(5)	*
Thomas L. Cronan, III	160,745	(6)	*
Meena L. Elliott	58,433	(7)	*
Eric C. Evans	30,591		*
William A. Hasler	37,809		*
Clifford H. Higgerson	167,666	(8)	*
Paul A. Kennard	213,878	(9)	*
Charles D. Kissner	281,126	(10)	*
Michael Pangia	168,027	(11)	*
Dr. Mohsen Sohi	29,270		*
Dr. James C. Stoffel	29,121		*
Edward F. Thompson	31,621		*
All directors and executive officers as a group (15 persons)	1,782,441	(12)	3.0%

*	Less than one percent

(1)	Beneficial ownership is determined under the rules and regulations of the SEC, and generally includes voting or dispositive power with respect to such shares.

(2)	Shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group. Accordingly, the amounts in the table include shares of common stock that such person has the right to acquire within 60 days of September 22, 2010 by the exercise of stock options.

(3)	The address and number of shares of common stock beneficially owned by Ramius LLC is based on Schedule 13-D as filed with the Securities and Exchange Commission on September 16, 2010.

(4)	Based upon Form 13F filings by BlackRock, Inc. and its affiliates with the Securities and Exchange Commission on August 12, 2010, reporting ownership of 1,774,754 shares by BlackRock Investment Trust Company, N.A., 1,402,582 shares by BlackRock Fund Advisors, 203,437 shares by BlackRock Investment Management LLC, 875 shares by BlackRock, Inc. and 629 shares by BalckRock Japan Co. Ltd.

(5)	Includes options to purchase 276,543 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

(6)	Includes options to purchase 66,126 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

(7)	Includes options to purchase 27,669 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

(8)	Includes options to purchase 6,250 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010. Includes 107,895 shares held by, or in trusts for, members of Mr. Higgerson’s family. Also includes 24,400 shares held by Higgerson Investments. Mr. Higgerson disclaims beneficial ownership of the shares held in trust and held by Higgerson Investments.

(9)	Includes options to purchase 151,082 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

(10)	Includes options to purchase 186,250 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

(11)	Includes options to purchase 64,819 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

(12)	Includes options to purchase 960,094 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 22, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of three members of the Board, each of whom is independent of the Company and its management, as defined in the NASDAQ Listing Rules. The Board has adopted, and periodically reviews, the Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee reviews management’s procedures for the design, implementation, and maintenance of a comprehensive system of internal controls over financial reporting and disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems. The Audit Committee provides the Board with the results of its examinations and recommendations and reports to the Board as it may deem necessary to make the Board aware of significant financial matters requiring the attention of the Board.

The Audit Committee does not conduct auditing reviews or procedures. The Audit Committee monitors management’s activities and discusses with management the appropriateness and sufficiency of our financial statements and system of internal control over financial reporting. Management has primary responsibility for the Company’s financial statements, the overall reporting process and our system of internal control over financial reporting. Our independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States, or U.S. GAAP, and discusses with the Audit Committee any issues they believe should be raised with us.

The Audit Committee reviews reports from our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent auditors in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining their independence.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended July 2, 2010 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with our independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by SAS No. 114, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees as adopted by the PCAOB in Rule 3600T, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended July 2, 2010 be included in Company’s Annual Report on Form 10-K.

Audit Committee of the Board of Directors

Edward F. Thompson, Chairman
Eric C. Evans
William A. Hasler

INDEPENDENT AUDITOR’S FEES

Ernst & Young LLP has been approved by our Audit Committee to act as our independent registered public accounting firm for the fiscal year ending July 1, 2011. Representatives of Ernst & Young LLP will be present at the 2010 Annual Meeting of Stockholders, will have opportunity to make a statement should they so desire, and will be available to respond to appropriate questions.

Audit and other fees billed to us by Ernst & Young LLP for the fiscal years ended July 2, 2010 and July 3, 2009 are as follows:

	2010	2009

Audit Fees(1)	$2,828,255	$3,363,464
Audit-Related Fees(2)	47,112	9,700
Tax Fees(3)	114,943	424,417
All Other Fees(4)	—	—

Total Fees for Services Provided	$2,990,310	$3,797,581

(1)	Audit Fees include fees associated with the annual audit, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements, accounting and reporting consultations and statutory audits required internationally for our subsidiaries.

(2)	Audit-related fees include fees for completion of certain statutory registration requirements.

(3)	Tax Fees were for services related to tax compliance and tax planning services.

(4)	No professional services were rendered or fees billed for other services not included within Audit Fees, Audit-Related Fees or Tax Fees for the fiscal year ended July 2, 2010.

Ernst & Young LLP did not perform any professional services related to financial information systems design and implementation for us in fiscal 2010 or fiscal 2009.

The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis, which has been prepared by management, is intended to help our stockholders understand our executive compensation philosophy, objectives, elements, policies, practices and decisions. It is also intended to provide context for the compensation information for our CEO, CFO and the three other most highly compensated executive officers (our “named executive officers”) detailed in the Summary Compensation Table below, in the other tables and narrative discussion that follow.

Compensation Philosophy and Objectives

Our total executive compensation program was developed with primary objectives being recruiting, retaining and developing exceptional executives, enabling those individuals to achieve strategic and financial goals, rewarding superior performance and aligning the interests of our executives with our stockholders. The following principles guide our overall compensation program:

•	Reward superior performance;

•	Motivate our executives to achieve strategic, operational, and financial goals; and

•	Enable us to attract and retain a world-class management team.

The Compensation Committee conducts an annual review of the executive compensation program in an effort to ensure our executive compensation policies and programs remain appropriately aligned with evolving business needs, and to consider best compensation practices.

Executive Compensation Process

The Compensation Committee has oversight responsibility for the establishment and implementation of compensation policies and programs for our executive officers in a manner consistent with our compensation objectives and principles. The Compensation Committee, which is comprised solely of independent directors, reviews and approves the features and design of our executive compensation program, and approves the compensation levels, individual objectives and financial targets for our executive officers other than our CEO. The Board of Directors approves the compensation level, individual objectives and financial targets for our CEO. The Compensation Committee also monitors executive succession planning and monitors our performance as it relates to overall compensation policies for employees, including benefit and retirement plans.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with our Human Resources Department as well as internal and external legal or accounting advisors, as the Compensation Committee determines to be appropriate. The Compensation Committee considers recommendations from our CEO and senior management when making decisions regarding our executive compensation program and compensation of our executive officers. Following each fiscal year end, our CEO, assisted by our Human Resources Department, assesses the performance of all named executive officers and other officers. Following this annual performance review process, our CEO recommends base salary and incentive and equity awards for our named executive officers and other officers to the Compensation Committee. Based on input from our CEO and management, as well as from independent consultants, if any were used, the Compensation Committee determines what changes, if any should be made to the executive compensation program and either sets or recommends to the full Board the level of each compensation element for all of our officers.

Independent Compensation Consultant for Compensation Committee

The Compensation Committee has hired Pearl Meyer and Associates as an independent consultant. They provide no additional services to Aviat Networks. Pearl Meyer and Associates provides an annual review of the Company’s compensation practices, reviews and makes recommendations regarding the compensation peer groups, and provides independent input to the Compensation Committee on programs and practices. The Company’s management also utilizes external consultants at times to provide benchmark information.

Competitive Benchmarking

Our compensation program for all of our officers is addressed in the context of competitive compensation practices. Our management and Compensation Committee consider external data to assist in benchmarking total target compensation. For fiscal 2010, targets for total cash compensation (base salary and short-term incentive), long-term incentives and total direct compensation (base salary and short-term and long-term incentives) for all officers were set using a benchmark group of companies contained within the Executive Survey published by Radford, an Aon Consulting Company (the “Radford Survey”) for technology companies with revenues between approximately half and approximately twice our revenue and available proxy statements. In determining compensation for our former CEO, Mr. Harald J. Braun, the Compensation Committee utilized the services of Towers Perrin (now Towers Watson) to provide advice and information to the Compensation Committee related to CEO compensation and prepared an assessment of the total direct compensation levels for the CEO position in the Radford Survey data and from publicly available proxy statements. The companies selected for benchmarking possessed the following attributes: business operations in the industries and businesses in which we participate, with revenues between approximately half and approximately twice our revenue, which compete for the same executive talent.

For fiscal 2010, the comparison group used for assessing the compensation of our CEO and our named executive officers included the following companies:

3COM Corp.	ADC Telecommunications, Inc.
ADTRAN Inc.	Arris Group Inc.
Avocent Corp.	Black Box Corp.
Blue Coat Systems Inc.	Brocade Communications Systems Inc.
Ciena Group	Comtech Telecommunications Corp.
Dycom Industries Inc.	Emulex Corp.
Extreme Networks Inc.	F5 Networks, Inc.
Finisar Corp.	Harmonic Inc.
Hughes Communications Inc.	Infinera Corp
Itron, Inc.	JDS Uniphase Corp.
Loral Space & Communications Ltd.	MasTec Inc.
NETGEAR, Inc.	Orbital Sciences Corp.
Palm Inc.	Plantronics Inc.
Polycom, Inc.	Powerwave Technologies Inc.
Tekelec	UTStarcom Inc.
ViaSat Inc.

The Compensation Committee annually reviews the appropriateness of the comparison group used for assessing the compensation of our CEO and other named executive officers.

Total Compensation Elements

Our executive compensation program includes four major elements:

•	base salary

•	annual cash incentive

•	long-term compensation — equity incentives

•	post-termination compensation

Each named executive officer’s performance is measured against factors such as long and short-term strategic goals and financial measures of our performance, including factors such as revenue, operating income, net income and cash flow from operations.

Our compensation policy and practice is to target total compensation levels for all officers, including our named executive officers, nominally at the 50th percentile for similar positions as derived from the Radford Survey and available proxy statements, assuming experience in the position and competent performance. The Compensation Committee may decide to target total compensation above or below the 50th percentile for similar positions in unique circumstances based on an individual’s background, experience or position. Though compensation levels may differ among our named executive officers based upon competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or in the manner in which total direct compensation opportunity is determined for any of our named executive officers. Because our CEO has significantly greater duties, responsibilities and accountabilities than our other named executive officers, the total compensation opportunity for the CEO is higher than for our other named executive officers.

Base Salary

Base salaries are provided as compensation for day-to-day responsibilities and services to us. Executive salaries are reviewed annually. To determine compensation for fiscal year 2010, our CEO made recommendations regarding each named executive officer’s base pay to the Compensation Committee in August 2009. The Compensation Committee considered each executive officer’s responsibilities, as well as the Company’s performance and recommended increases in base salary for select named executive officers and other officers. The process and recommendations for fiscal year 2011 as compared to fiscal year 2010 was the same. The base salaries for fiscal 2010 for our named executive officers are set forth in the Summary Compensation Table.

Annual Cash Incentive

The short-term incentive element of our executive compensation program consists of an all cash-based Annual Incentive Plan, or AIP. Based on recommendations by the CEO, the Compensation Committee sets an annual incentive compensation target, expressed as a percentage of base salary, for each executive officer in August. The Compensation Committee recommends to the Board the target for our CEO at the same time. The Compensation Committee also establishes specific Company financial performance measures and targets including the relative weighting and payout thresholds. The financial targets are aligned with our Board-approved annual operating plan, and during the year periodic reports are made to the Board about our performance compared with the targets. Under the AIP, a significant portion of the executive’s annual cash compensation is tied directly to our financial performance. Our Board may adjust the formula-based cash awards with respect to the awards to our CEO. Our CEO is authorized to adjust individual formula-based cash awards to recognize the unique contributions of each other executive officer. The target amount of annual incentive cash compensation under our AIP, expressed as a percentage of base salary, generally increases with an executive’s level of management responsibility. AIP target cash incentive can represent 50% — 100% of the base cash compensation for our named executive officers. If performance results meet target levels, our executives can earn 100% of their target cash incentive. No cash incentive can be earned for performance below the minimum threshold; however, at 120% of target levels for revenue and 125% of target levels for operating income, executives can earn 200% of their target cash incentive.

For fiscal year 2010, the AIP contained minimum thresholds and payout ratios for both performance measures and assigned a weight of 50% to revenue and 50% to operating income. The target amounts were established in August 2009. The operating income performance measure included a condition that the Company achieve a positive operating cash flow per the statement of cash flows in its annual audited financial statements. Performance relative to each measure was evaluated independently (see Table 1, below), and the plan provided for zero payout unless Company performance met at least one target threshold percentage. The revenue target for fiscal year 2010, $707 million, was computed in accordance with generally accepted accounting principles, or GAAP. The operating income target for fiscal year 2010, $34.9 million, was computed based on GAAP results with certain non-GAAP adjustments approved by the Compensation Committee. Applying non-GAAP adjustments to the operating income focuses this part of the AIP incentive on more controllable aspects of the income statement.

Table 1

		Results-Driven Payout
		Performance	Payout
		(As % of Financial	(As % of Award
Annual Incentive Plan		Target)	Target)
Metric	Tiers	(%)	(%)

Revenue (50%)	Minimum Threshold	80	25
	Target	100	100
	Maximum Threshold	120	200
Operating Income* (50%)	Minimum Threshold	70	30
	Target	100	100
	Maximum Threshold	125	200

*	Non-GAAP, with adjustments as stated in the Plan and approved by the Compensation Committee. Minimum cash gate: Positive operating cash flow per the statement of cash flows in annual audited financial statements.

The fiscal year 2010 AIP did not guarantee payout of the target amounts, and the Compensation Committee considered the revenue and operating income targets to be challenging. During the 2010 fiscal year AIP, we did not achieve either minimum threshold for AIP awards and no AIP amount was presented to the Compensation Committee for approval. Consequently, no officer received an AIP payout.

Short-term incentive pay will continue to be a component of our total executive compensation program. For fiscal year 2011, the Compensation Committee recommended to the Board and the Board approved, that the metrics for the AIP would include an individual performance component and the weighting mix would consist of 40% based on revenue, 40% based on non-GAAP operating income and 20% based on individual performance. No cash incentive can be earned for performance below the minimum threshold and payouts (as percentages of the award target) are capped at 100%.

Long-Term Compensation — Equity Incentives

The Long-Term Incentive Plan (“LTIP”) is one of the elements of our executive compensation program. The Compensation Committee uses this plan as a means for determining awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers and other executives based on multi-year performance. All of the awards are granted under the 2007 Stock Equity Plan, as amended and restated (the “Plan”).

Our LTIP is designed to motivate our executives to focus on achievement of our long-term financial goals. Performance share grants motivate our executives to achieve our long-term goals and to the extent our results affect our stock price, link such results with the performance of our stock over a three-year period. Using equity awards helps us to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in the value of our stock. For fiscal year 2010, the Compensation Committee has authorized Long Term Incentive Plan awards that will provide incentives for performance through fiscal year 2012.

LTIP awards made in fiscal 2009, with a performance measurement period of fiscal years 2009-2011, were composed of 50% stock options and 50% performance-based restricted stock awards. The LTIP awards made in fiscal 2010, with a performance measurement period of fiscal years 2010-2012, were composed of 33 1/3% stock options, 33 1/3% service-based restricted stock and 33 1/3% performance-based restricted stock awards. (In all cases, the proportions are measured by the estimated GAAP expense associated with the awards.) The stock options vest over a three-year period with 50% vesting on the first anniversary of grant and 25% on each of the following two anniversaries. The performance shares vest on the third anniversary of grant if the executive remains an employee and the Company threshold performance criterion has been achieved. The service-based restricted stock vests 33 1/3% on each of the three following anniversaries of the award. The Committee believes that each type of equity component addresses different compensation objectives. Stock options provide a leverage opportunity and alignment with shareholder interests. Performance-based restricted stock awards encourage a stronger operational focus. Service-based restricted stock encourages retention of key executives.

Performance Shares.  In general, the Compensation Committee determines the applicable multi-year performance criteria and plan cycle for performance share awards with a view to allowing the shares to be earned, if the performance criteria are met, at the end of each 3-year plan cycle. Under the fiscal year 2010 long-term equity incentive awards, performance shares are earned if 75% of target cash flow from operations is achieved. Cash flow from operations is calculated by applying GAAP principles, adjusted for certain Compensation Committee approved exclusions, which include items such as charges incurred for restructurings, impairments, and acquisitions. The maximum possible entitlement to performance shares will occur if 120% of the target is achieved. In addition, irrespective of Company performance versus target, there is no entitlement to performance shares unless the award recipient continues to be employed throughout the multi-year period. Performance shares are subject to repurchase by the Company at $0.01 per share if eligible employment ends during the performance measurement period and to the extent the maximum performance is not achieved during the performance measurement period. For fiscal year 2010, upon the recommendation of the Compensation Committee, the metrics were changed from 50% operating income and 50% return on invested capital to 100% cash flow from operations to more accurately reflect the performance of the business. For compensation planning purposes, awards of performance-based restricted stock are valued at the fair market value of the shares on the date of award, which is the closing price on the NASDAQ Global Market on that date, without reduction to reflect vesting or other conditions.

Table 2, below, outlines the metrics of the performance shares awarded in fiscal year 2010.

Table 2

		Results-Driven Entitlement
		Performance	Entitlement
Performance Share Plan		(As % of Financial	(As % of Entitlement at
Metric		Target)	Target)
(July 4, 2009- June 29, 2012)	Tiers	(%)	(%)

Cash Flow from Operations*	Threshold	75	80
	Target	100	100
	Maximum	120	150

*	Non-GAAP, with adjustments as stated in the Plan and approved by the Compensation Committee.

Stock Options.  Stock options directly align the interests of executives and shareholders as the options only result in gain to the recipient if our stock price increases above the exercise price of the options. In addition, options are intended to help retain key employees because they vest over a period of three years, and to assist hiring new executives by replacing the value of stock options that may have been forfeited as a result of leaving a former employer. Generally, options are granted with an exercise price equal to the fair market value of the common stock on the grant date, which is the closing price on the NASDAQ Global Market on that date. Typically, the Compensation Committee awards stock options that vest and become exercisable solely on the basis of continued employment, or other service, usually over three years, with 50 percent vesting on the first anniversary of the date of the grant and an additional 25 percent vesting on the second and third anniversaries of the date of the grant. Duration of stock options (subject to the terms of the Plan) is 7 years from grant date. For compensation planning purposes, awards of stock options are valued using the Black-Scholes valuation method, without reduction to reflect vesting or other conditions. In fiscal 2010, the Black-Scholes valuations were approximately 50% of the grant-date value of the shares subject to the option.

Service-Based Restricted Stock.  Service-based restricted stock awards are awards of stock at the start of a vesting period which is subject to repurchase for nominal consideration if the specified vesting conditions are not satisfied. In addition to their use as a component of the LTIP, awards of service-based restricted stock may be made on a selective basis to individual executives primarily to facilitate retention and succession planning or to replace the value of equity awards that may have been forfeited as a result of the executive’s leaving a former employer. For compensation planning purposes, awards of service-based restricted stock are valued at the fair market value of the shares on the date of award, which is the closing price on the NASDAQ Global Market on that date, without reduction to reflect vesting or other conditions. Typically, as in the case of the LTIP awards made in fiscal 2010, the Compensation Committee awards restricted stock that vest and become exercisable solely on the basis of continued employment, or other service, usually over three years, with 33 1/3% vesting on the first anniversary of the date of the grant and an additional 33 1/3% vesting on the second and third anniversaries of the date of the grant. Unvested shares are subject to repurchase by the Company at $0.01 per share if employment ends before the third anniversary of the grant date. Long-term incentive equity awards in fiscal 2011 are expected to be similarly structured.

Recovery of Executive Compensation

Our executive compensation program permits us to recover or “clawback” all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. The amount which may be recovered will be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee or our Board shall determine. In no case will the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.

Departure of a Former CEO

On June 29, 2010, Mr. Harald Braun departed from his position as Chief Executive Officer of the Company. Pursuant to his employment agreement, he received $450,000 and will be paid $1,390,000 over a 24-month period.

Stock Ownership Guidelines

While we do not have a minimum stock ownership requirement for members of the Board and our named executive officers, the corporate governance guidelines adopted by the Board encourage the ownership of our common stock.

Tax and Accounting Considerations

Tax Considerations.  The Compensation Committee generally considers the federal income tax and financial accounting consequences of the various components of the executive compensation program in making decisions about executive compensation. The Compensation Committee believes that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and the executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, the Compensation Committee endeavors to award compensation that will be deductible for income tax purposes. Internal Revenue Code Section 162(m) may limit the tax deductions that a public company can claim for compensation to some of its named executive officers. The Compensation Committee believes that performance-based compensation authorized and earned under our employee stock option plan including performance shares and option awards, qualify as performance-based compensation that would not be subject to deduction limitations under Section 162(m) and the applicable Treasury Regulations and therefore was or will be fully tax-deductible by the Company. Accordingly the Compensation Committee believes that no expense must be accrued on account of non-deductibility under Section 162(m). Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of the deferral elections, timing of payments and certain other matters. As a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe that currently we are operating such plans in compliance with Section 409A.

Accounting Considerations.  The Compensation Committee also considers the accounting implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation such as bonuses as expenses in the amount paid or to be paid to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with GAAP. The Compensation Committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs

In fiscal year 2010, our named executive officers were eligible to participate in the health and welfare programs that are generally available to all full-time U.S.-based employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending and accidental death and dismemberment. Except for allowances provided to former Stratex officers, such as a housing allowance, we do not provide perquisites to our named executive officers.

In addition, the named executive officers and all other eligible U.S.-based employees can participate in our tax-qualified 401(k) Plan. Under the 401(k) Plan, all eligible employees can receive matching contributions from the Company. Our company-matching contribution for the 401(k) Plan during fiscal year 2010 was 100 percent of the first five percent of contributions by the employee to the 401(k) Plan, to a maximum per participating employee of $22,000 for employees age 50 and over during each calendar year, as allowed by the IRS. We do not provide defined benefit pension plans or defined contribution retirement plans to the named executive officers or other employees other than the 401(k) Plan, or as required in certain countries other than the United States, for legal or competitive reasons.

We adopted an employee stock purchase plan effective November 19, 2009 and commencing on July 3, 2010, under which named executive officers and all other eligible U.S.-based employees can elect, on a quarterly basis, to apply a portion of their cash compensation to purchase shares of our common stock at a 5% discount. An employee’s total purchases in any year cannot exceed $25,000 in value or 15% of his or her salary, whichever is less. Furthermore, an employee may not purchase more than 608 shares of common stock annually under the employee stock purchase plan.

The 401(k) Plan, employee stock purchase plan and the other benefit programs allow us to remain competitive and enhance employee loyalty and productivity. These benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial contributions for retirement and to enhance hiring and retention.

Post-Termination Compensation

Employment agreements have been established with each of our named executive officers. These agreements provide for certain payments and benefits to the employee if his or her employment with us is terminated. These arrangements are discussed in more detail on page 32. We have determined that such payments and benefits are an integral part of a competitive compensation package for our named executive officers. For additional information regarding our employment agreements with our named executive officers, see the discussion under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended July 2, 2010.

Compensation Committee of the Board of Directors

Dr. James C. Stoffel, Chairman
Clifford H. Higgerson
Dr. Mohsen Sohi

Risk Considerations In Our Compensation Program

The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation benefits structure applicable to our employees, generally. We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•	The variable portions of compensation (cash incentive and performance share) are designed to reward both annual performance (under the cash incentive plan) and longer-term performance (under the performance share plan). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•	Our incentive compensation programs for officers reward a mix of different performance measures: namely, revenue, operating income and cash flow. We believe this mix of performance measures mitigates any incentive to seek to maximize performance under one measure to the detriment of performance under another measure. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our profitability, any increase in the portion of annual cash incentive based on revenue would be offset by decreases in the portion of annual cash incentive based on operating profit and in the vesting of performance shares based on cash flow.

•	Maximum payouts under both our annual cash incentive plan and our performance share plan are currently capped at 100% and 150% percent of target payouts, respectively. We believe these limits mitigate excessive risk-taking, since the maximum amount that can be earned is limited.

•	Finally, our cash incentive plan and our long-term incentive plan both contain provisions under which awards may be recouped or forfeited if the recipient has not complied with our policies. In addition, our performance-based plans (cash incentive and performance shares) both contain provisions under which awards may be recouped or forfeited if the financial results for a period affecting the calculation of an award are later restated.

Summary Compensation Table

The following table summarizes the total compensation for each of our fiscal years ended July 2, 2010, July 3, 2009 and June 27, 2008 of our named executive officers, who consisted of our Chief Executive Officer, Chief Financial Officer, the next three other most highly compensated executive officers, and our former Chief Executive Officer, who would have been included in such table had he served as an executive officer as of July 2, 2010.

							Change
							in
							Pension
							Value
							and Non-
						Non-	Qualified
						Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
	Fiscal	Salary(3)	Bonus	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
Name/Principal Position	Year(1)	($)	($)	($)	($)	($)	($)	($)	($)

Charles D. Kissner,	2010	13,365	—	69,998	28,427	—	—	479,839	591,629
Chief Executive Officer and	2009	—	—	59,997	—	—	—	506,410	566,407
Chairman of the Board(2)	2008	—	—	59,995	—	—	—	678,071	738,066
Harald J. Braun,	2010	695,000	—	933,336	462,999	—	—	1,895,504	3,986,839
former President, Chief	2009	695,000	—	699,994	605,949	200,000	—	15,836	2,216,779
Executive Officer and	2008	160,385	—	100,000	—	131,876	—	92,128	484,389
Director(2)
Thomas L. Cronan III	2010	300,000	—	286,668	142,644	—	—	1,104	730,416
Senior Vice President and	2009	46,154	—	215,000	188,906	6,875	—	50,212	507,147
Chief Financial Officer
Michael Pangia,	2010	420,000	—	293,328	145,959	—	—	1,046	860,333
Senior Vice President and Chief Sales Officer
Paul A. Kennard,	2010	324,804	—	219,996	109,469	—	—	15,135	669,404
Senior Vice President and	2009	378,447	—	155,996	135,472	54,194	—	112,771	836,880
Chief Technology Officer	2008	325,000	—	—	—	149,213	—	204,702	678,915
Meena L. Elliott,	2010	247,308	—	133,332	66,347	—	—	214,114	661,101
Vice President, General Counsel and Secretary

(1)	Our 2010 fiscal year ended July 2, 2010, our 2009 fiscal year ended July 3, 2009 and our 2008 fiscal year ended June 27, 2008. The amounts in this table represent total compensation paid or earned for our fiscal year as included in our annual financial statements.

(2)	Mr. Braun departed as President, Chief Executive Officer and Director effective June 29, 2010. Mr. Kissner, a non-employee member of our Board of Directors, was appointed Chairman and Chief Executive Officer effective June 28, 2010.

(3)	The annual base salary for Mr. Kissner is $695,000. The amount in the Summary Compensation table for the fiscal year ended July 2, 2010 of $13,365 reflects the salary accrued for the period June 28, 2010 through July 2, 2010. The annual base salary for Mr. Cronan is $300,000. The amount in the Summary Compensation table for the fiscal year ended July 3, 2009 of $46,154 reflects the salary received for the period May 4, 2009 through July 3, 2009. The annual base salary for Mr. Braun was $695,000. The amount in the Summary Compensation table for the fiscal year ended June 27, 2008, $160,385, reflects the salary received for the period April 8, 2008 through June 27, 2008.

(4)	The “Stock Awards” column shows the full grant date fair value of the performance shares (at target) and restricted stock granted in fiscal 2010, 2009 and 2008. The grant date fair value of the performance shares and restricted stock was determined under FASB ASC Topic 718 and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. The grant date fair value for performance awards and restricted stock was based on the closing market price of our common stock on the respective award dates. The assumptions used for determining values are set forth in Notes B and M to our audited consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended July 2, 2010. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers. The listed stock awards to Mr. Kissner were made to him as a non-employee member of our Board of Directors prior to his appointment as Chairman and CEO.

(5)	The “Option Awards” column shows the full grant date fair value of the stock options granted in fiscal 2010, 2009 and 2008. The grant date fair value of the stock option awards was determined under FASB ASC Topic 718 and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. The assumptions used for determining values are set forth in Notes B and M to our audited consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended July 2, 2010. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

(6)	For the fiscal year ended July 2, 2010, no amounts were paid in respect of 2010 performance under the fiscal year 2010 AIP. For the fiscal year ended July 3, 2009, represents amounts paid in fiscal 2010 in respect of 2009 performance under the fiscal year 2009 AIP as though 90% of revenue target had been achieved with actual achievement of 87% of revenue target. For the fiscal year ended June 27, 2008, represents amounts paid in fiscal 2009 in respect of 2008 performance under the fiscal year 2008 AIP.

(7)	We do not currently have our own pension plan or deferred compensation plan.

(8)	The following table describes the components of the “All Other Compensation” column.

									Company
									Matching	Tax
			Housing	Severance	Commuting		Fees Earned		Contributions	Gross-Ups	Total
		Life	and Auto	& Related	Expenses	Other	as Board	Relocation	Under	and	All Other
		Insurance(a)	Allowance(b)	Benefits(c)	Reimbursed(d)	Bonus(e)	of Director(f)	Benefits(g)	401(k) Plan(h)	Equalization(i)	Compensation
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Charles D. Kissner	2010	—	15,600	394,239	—	—	70,000	—	—	—	479,839
	2009	—	14,400	410,010	—	—	82,000	—	—	—	506,410
	2008	—	20,400	590,671	—	—	67,000	—	—	—	678,071
Harald J. Braun	2010	2,741	—	1,865,800	835	—	—	—	13,987	12,141	1,895,504
	2009	2,723	—	—	5,094	—	—	—	8,019	—	15,836
	2008	—	—	—	17,889	74,239	—	—	—	—	92,128
Thomas L. Cronan III	2010	1,104	—	—	—	—	—	—	—	—	1,104
	2009	212	—	—	—	50,000	—	—	—	—	50,212
Michael Pangia	2010	1,046	—	—	—	—	—	—	—	—	1,046
Paul A. Kennard	2010	2,260	—	—	—	—	—	—	12,875	—	15,135
	2009	3,858	6,900	—	—	10,000	—	—	7,136	84,877	112,771
	2008	3,664	76,800	—	—	100,000	—	—	24,238	—	204,702
Meena L. Elliott	2010	585	—	—	—	—	—	120,822	13,068	79,639	214,114

(a)	Represents premiums paid for life insurance that represent taxable income for the named executive officer.

(b)	Represents payments to Mr. Kissner under his former employment agreement with Stratex. Represents taxable amounts to Mr. Kennard paid under former Stratex compensation policies that carried forward after the merger on January 26, 2007.

(c)	Represents severance payments to Mr. Kissner under his former employment agreement with Stratex. Represents severance benefits to Mr. Braun, our former chief executive officer under the terms of his employment agreement.

(d)	Represents taxable amounts paid to this former chief executive officer under the terms of his employment contract and a one year extension of such benefits approved by the Board of Directors.

(e)	Represents a sign-on bonus paid to each of Mr. Cronan and Mr. Braun and international assignment bonuses for Mr. Kennard.

(f)	Represents compensation earned by Mr. Kissner as Chairman of the Board prior to being named chief executive officer.

(g)	Represents taxable benefits paid in connection with the relocation of Ms. Elliott’s household to Santa Clara, California from North Carolina.

(h)	Represents matching contributions made by us to the account of the respective named executive’s 401(k) Plan.

(i)	Represents tax gross-up payments for Mr. Braun in fiscal 2010 relating to the taxable reimbursement of his commuting expenses during fiscal years 2010, 2009 and 2008. Represents tax gross-up payments for Ms. Elliott relating to her relocation to Santa Clara, California. Represents tax gross-ups and tax equalization payments to Mr. Kennard relating to his international assignment.

Grants of Plan-Based Awards in Fiscal 2010

The following table lists our grants and incentives during our fiscal year ended July 2, 2010 of plan-based awards, both equity and non-equity based and including our Annual Incentive Plan, to the named executive officers listed in the Summary Compensation Table. There is no assurance that the grant date fair value of stock and option awards will ever be realized.

								All Other Stock Awards in Fiscal 2010
											Fair
					Estimated Future						Value
		Estimated Possible Payouts			Payments Under Long-			Number of	Number of		of
		Under Short-Term Non-			Term Equity Incentive			Shares of	Securities	Exercise or	Stock
		Equity Incentive Plan			Plan Awards in Fiscal			Stock	Underlying	Base Price	and
		Awards in Fiscal 2010(2)			2010(3)			or Units	Options	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)	(5)	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	(6)

Charles D. Kissner	09/01/09	—	—	—	—	—	—	6,780	—	—	40,002
	04/19/10	—	—	—	—	—	—	4,457	—	—	29,996
	04/19/10	—	—	—	—	—	—	—	8,720	6.73	28,427
Harald J. Braun	N/A	191,125	695,000	1,390,000	—	—	—	—	—	—	—
	11/12/09	—	—	—	62,222	77,778	116,667	—	—	—	466,668
	11/12/09	—	—	—	—	—	—	77,778	—	—	466,668
	11/12/09	—	—	—	—	—	—	—	156,076	6.00	462,999
Thomas L. Cronan III	N/A	45,375	165,000	330,000	—	—	—	—	—	—	—
	11/12/09	—	—	—	19,111	23,889	35,834	—	—	—	143,334
	11/12/09	—	—	—	—	—	—	23,889	—	—	143,334
	11/12/09	—	—	—	—	—	—	—	47,938	6.00	142,644
Paul A. Kennard	N/A	51,838	188,500	377,000	—	—	—	—	—	—	—
	11/12/09	—	—	—	14,666	18,333	27,500	—	—	—	109,998
	11/12/09	—	—	—	—	—	—	18,333	—	—	109,998
	11/12/09	—	—	—	—	—	—	—	36,789	6.00	109,469
Meena L. Elliott	N/A	34,375	125,000	250,000	—	—	—	—	—	—	—
	11/12/09	—	—	—	8,889	11,111	16,667	—	—	—	66,666
	11/12/09	—	—	—	—	—	—	11,111	—	—	66,666
	11/12/09	—	—	—	—	—	—	—	22,297	6.00	66,347
Michael Pangia	N/A	80,850	294,000	588,000	—	—	—	—	—	—	—
	11/12/09	—	—	—	19,555	24,444	36,666	—	—	—	146,664
	11/12/09	—	—	—	—	—	—	24,444	—	—	146,664
	11/12/09	—	—	—	—	—	—	—	49,052	6.00	145,959

(1)	Awards of Common Stock under our 2007 Stock Equity Plan, as amended and restated effective November 19, 2009.

(2)	The amounts shown under Estimated Possible Payouts Under Short Term Non-Equity Incentive Plan Awards reflect possible payouts under our fiscal 2010 Annual Incentive Plan. The actual amount earned by each named executive officer for fiscal 2010 pursuant to our 2010 Annual Incentive Plan is set forth in the Summary Compensation Table above under the column titled “Non-Equity Annual Incentive Plan Compensation.”

(3)	Performance share vesting may begin at 75 percent of the target level of cash flow from operations, as adjusted, and reaches maximum payout at financial performance at or above 120 percent of this target. The target (at which 100 percent vesting occurs) is $125.4 million of cash flow from operations, as adjusted, cumulatively for the three fiscal years in the period ending June 29, 2012. The shares may vest following the end of our 2012 fiscal year or June 29, 2012, based on continuous employment and achievement of performance results for the cumulative period from July 3, 2009 through the end of fiscal year 2012. Currently, performance shares have not vested for any officer.

(4)	Restricted stock that vests in installments of 33 1/3 percent one year from the grant date, 33 1/3 percent two years from the grant date and 33 1/3 percent three years from the grant date based on continuous employment through those dates. The listed stock awards to Mr. Kissner were made to him as a non-employee member of our Board of Directors prior to his appointment as Chairman and CEO.

(5)	Stock options vest in installments of 50 percent one year from the grant date, 25 percent two years from the grant date, and 25 percent three years from the grant date. The listed stock option awards to Mr. Kissner were made to him as a non-employee member of our Board of Directors prior to his appointment as Chairman and CEO.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance shares (at target), restricted stock and stock options granted in fiscal 2010. The grant date fair value of the performance shares, restricted stock and stock options was determined under FASB ASC Topic 718 and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. The grant date fair value for performance awards and restricted stock was based on a grant price of $6.00, the closing market price of our common stock on November 12, 2009, the date which the awards were granted. The assumptions used for determining values are set forth in Notes B and M to our audited consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended July 2, 2010. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of July 2, 2010. Each grant of options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each award of options is shown in the footnotes following this table based on the option grant date. The material terms of the option awards, other than exercise price and vesting are generally described in our 2007 Stock Equity Plan, as amended and restated effective November 19, 2009.

	Option Awards								Stock Awards

											Equity	Equity
											Incentive	Incentive
											Plan	Plan
											Awards:	Awards:
											Number	Market
											of	or Payout
						Equity				Market	Unearned	Value of
						Incentive				Value	Shares	Unearned
						Plan			Number of	of	Units	Shares,
						Awards:			Shares or	Shares	or	Units or
		Number of		Number of		Number			Units of	or	Other	Other
	[Awards Listed in	Securities		Securities		of Securities			Stock	Units	Rights	Rights
	Chronological	Underlying		Underlying		Underlying			that	of	that	that
	Order]	Unexercised		Unexercised		Unexercised	Option		have	Stock that	have	have
	Award	Options		Options		Unearned	Exercise	Option	not	have not	not	not
	Grant	Exercisable		Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date	(#)		(#)		(#)	($)	Date	(#)	($)	(#)	($)
Charles D. Kissner	04/19/10	—		8,720	(1)	—	6.73	04/19/17	—	—	—	—
	04/19/10	—		—		—	—	—	4,457 (4)	15,600 (5)	—	—
	09/01/09	—		—		—	—	—	1,695 (4)	5,933 (5)	—	—
	06/06/06	3,750	(3)	—		—	16.04	06/06/13	—	—	—	—
	03/30/04	107,500	(3)	—		—	17.52	03/30/11	—	—	—	—
	10/22/01	75,000	(3)	—		—	24.40	10/22/11	—	—	—	—
Thomas L. Cronan III	11/12/09	—		47,938	(2)	—	6.00	11/12/16	—	—	—	—
	11/12/09	—		—		—	—	—	23,889 (4)	83,612 (5)	—	—
	11/12/09	—		—		—	—	—	—	—	23,889 (6)	83,612 (5)
	05/04/09	42,157	(2)	42,157	(2)	—	4.59	05/04/16	—	—	—	—
	05/04/09	—		—		—	—	—	—	—	46,841 (7)	163,944 (5)
Michael Pangia	11/12/09	—		49,052	(2)	—	6.00	11/12/16	—	—	—	—
	11/12/09	—		—		—	—	—	24,444 (4)	85,554 (5)	—	—
	11/12/09	—		—		—	—	—	—	—	24,444 (6)	85,554 (5)
	03/30/09	40,293	(2)	40,293	(2)	—	4.05	03/30/16	—	—	—	—
	03/30/09	—		—		—	—	—	—	—	54,320 (7)	190,120 (5)
Paul A. Kennard	11/12/09	—		36,789	(2)	—	6.00	11/12/16	—	—	—	—
	11/12/09	—		—		—	—	—	18,333 (4)	64,166 (5)	—	—
	11/12/09	—		—		—	—	—	—	—	18,333 (6)	64,166 (5)
	11/05/08	25,125	(2)	25,126	(2)	—	5.97	11/05/15	—	—	—	—
	11/05/08	—		—		—	—	—	—	—	26,130 (7)	91,455 (5)
	02/28/07	15,000	(2)	—		—	20.40	02/28/14	—	—	—	—
	06/06/06	30,000	(3)	—		—	16.04	06/06/13	—	—	—	—
	06/30/05	12,500	(3)	—		—	6.88	06/30/12	—	—	—	—
	03/30/04	37,500	(3)	—		—	17.52	03/30/11	—	—	—	—
Meena L. Elliott	11/12/09	—		22,297	(2)	—	6.00	11/12/16	—	—	—	—
	11/12/09	—		—		—	—	—	11,111 (4)	38,889 (5)	—	—
	11/12/09	—		—		—	—	—	—	—	11,111 (6)	38,889 (5)
	11/05/08	8,214	(2)	8,214	(2)	—	5.97	11/05/15	—	—	—	—
	11/05/08	—		—		—	—	—	—	—	8,542 (7)	29,897 (5)
	02/28/07	4,200	(2)	—		—	20.40	02/28/14	—	—	—	—

(1)	Stock options were awarded to Mr. Kissner as a non-employee member of our Board of Directors prior to his appointment as Chairman and CEO. Stock options vest 100 percent on January 26, 2011.

(2)	Stock options vest in installments of 50 percent one year from the grant date, 25 percent two years from the grant date and 25 percent three years from the grant date.

(3)	These options were granted by Stratex, were assumed by us in the merger with Stratex and are fully vested.

(4)	Restricted stock that vests in installments of 33 1/3 percent one year from the grant date, 33 1/3 percent two years from the grant date and 33 1/3 percent three years from the grant date based on continuous employment through those dates. The listed stock awards to Mr. Kissner were made to him as a non-employee member of our Board of Directors prior to his appointment as Chairman and CEO. These awards vest in full one year from the grant date.

(5)	Market value is based on the $3.50 closing price of a share of our common stock on July 2, 2010, as reported on the NASDAQ Global Market.

(6)	Performance share vesting may begin at 75 percent of the target level of cash flow from operations, as adjusted, and reaches maximum payout at financial performance at or above 120 percent of this target. The target (at which 100 percent vesting occurs) is $125.4 million of cash flow from operations, as adjusted, cumulatively for the three fiscal years in the period ending June 29, 2012. The shares may vest following the end of our 2012 fiscal year or June 29, 2012, based on continuous employment and achievement of performance results for the cumulative period from July 3, 2009 through the end of fiscal year 2012. Currently, performance shares have not vested for any officer.

(7)	Performance share vesting based on income from operations, as adjusted, may begin at 90 percent of the target level, and reaches maximum payout at financial performance at or above 120 percent this target. Performance share vesting based on return on invested capital, as adjusted, may begin at 75 percent of the target level, and reaches maximum payout at financial performance at or above 120 percent of this target. Fifty percent of the award is tied to achieving target levels of income from operations, as adjusted, and the remaining 50 percent is tied to achieving target levels of return on invested capital, as adjusted. The shares may vest following the end of our 2011 fiscal year or July 1, 2011, based on continuous employment and achievement of performance results for the cumulative period from June 28, 2008 through the end of fiscal year 2011. Currently, performance shares have not vested for any officer.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information for each of our named executive officers regarding (1) the number of shares of our common stock acquired upon the vesting of stock awards during fiscal 2010 and (2) the number of shares of Harris common stock acquired upon the vesting of stock awards during fiscal 2010. No options to purchase common stock were exercised during fiscal 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Received on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Charles D. Kissner	—	—	15,673	103,868	(1)
Harald J. Braun	—	—	—	—
Thomas L. Cronan III	—	—	—	—
Paul A. Kennard	—	—	15,300	97,155	(1)
Meena L. Elliott	—	—	500	17,520	(2)
Michael Pangia	—	—	—	—

(1)	Amount shown is the aggregate market value of the vested shares of restricted common stock on the vesting date. The amount shown for Mr. Kissner reflects awards made to him as a non-employee member of our Board of Directors prior to his appointment as Chairman and CEO.

(2)	Amount shown is the aggregate market value of the restricted shares of common stock of Harris Corporation on the vesting date. These shares were granted in August 2006 prior to the merger with Stratex.

Equity Compensation Plan Summary

The following table provides information as of July 2, 2010, relating to our equity compensation plan pursuant to which grants of options, restricted stock and performance shares may be granted from time to time and the option plans and agreements assumed by us in connection with the Stratex acquisition:

Number of
	Securities to		Number of Securities
	be Issued Upon		Remaining Available for
	Exercise		Further Issuance Under
	of Options and		Equity
	Vesting of	Weighted-Average	Compensation Plans
	Restricted Stock	Exercise Price of	(Excluding Securities
	and Performance	Outstanding	Reflected
Plan Category	Shares	Options(1)	in the First Column)

Equity Compensation plan approved by security holders(2)	3,785,131	$6.92	6,593,588
Equity Compensation plans not approved by security holders(3)	1,150,751	$18.12	—

Total	4,935,882	$9.53	6,593,588

(1)	Excludes weighted average fair value of restricted stock and performance shares at issuance date.

(2)	Consists solely of our 2007 Stock Equity Plan, as amended and restated effective November 19, 2009.

(3)	Consists of common stock that may be issued pursuant to option plans and agreements assumed pursuant to the Stratex acquisition. The Stratex plans were duly approved by the shareholders of Stratex prior to the merger with us. No shares are available for further issuance.

Potential Payments Upon Termination or Change of Control

Employment agreements have been established with each of the continuing named executive officers, which provide for such executives to receive certain payments and benefits if their employment with us is terminated. These arrangements are set forth in detail below assuming a termination event on July 2, 2010 based on our stock price on that date. The Board has determined that such payments and benefits are an integral part of a competitive compensation package for our executive officers.

The table below reflects the compensation and benefits due to each of the named executive officers in the event of termination of employment by us without cause or termination by the executive for good reason (other than within 18 months after a Change of Control, as defined below) and in the event of disability and in the event of termination of employment by us without cause or termination by the executive for good reason within 18 months after a Change of Control. The amounts shown in the table are estimates of the amounts that would be paid upon termination of employment. There are no compensation and benefits due to any named executive officer in the event of death (except in the case of Mr. Kissner), or of termination of employment by us for cause or voluntary termination. The actual amounts would be determined only at the time of the termination of employment.

				Months		Total	Accelerated	Continuation	Out-
			Base per	Times	Target	Severance	Equity	of Insurance	Placement
			Month(1)	Base	Bonus(2)	Payments	Vesting(3)	Benefit(4)	Services(5)	Total
Name	Conditions for Payouts	Number of Months (#)	($)	($)	($)	($)	($)	($)	($)	($)

Charles D. Kissner	Termination without cause or for good reason or upon death or disability	From termination to June 28, 2012 or for 12 months after termination, whichever is longer	57,917	1,390,000	695,000	2,085,000	—	25,656	—	2,110,656

Thomas L. Cronan III	Termination without cause or for good reason, or due to disability	12	25,000	300,000	165,000	465,000	—	20,220	30,000	515,220

	Within 18 months after Change of Control	24	25,000	600,000	165,000	765,000	331,127	40,440	30,000	1,166,567

				Months		Total	Accelerated	Continuation	Out-
			Base per	Times	Target	Severance	Equity	of Insurance	Placement
			Month(1)	Base	Bonus(2)	Payments	Vesting(3)	Benefit(4)	Services(5)	Total
Name	Conditions for Payouts	Number of Months (#)	($)	($)	($)	($)	($)	($)	($)	($)

Michael Pangia	Termination without cause or for good reason, or due to disability	12	35,000	420,000	294,000	714,000	—	20,220	30,000	764,220
	Within 18 months after Change of Control	24	35,000	840,000	294,000	1,134,000	331,228	40,440	30,000	1,535,668

Paul A. Kennard	Termination without cause or for good reason, or due to disability	12	27,067	324,804	188,500	513,304	—	6,912	30,000	550,216

	Within 18 months after Change of Control	24	27,067	649,608	188,500	838,108	219,786	13,824	30,000	1,101,718

Meena L. Elliott	Termination without cause or for good reason, or due to disability	12	20,833	250,000	125,000	375,000	—	12,732	30,000	417,732
	Within 18 months after Change of Control	24	20,833	500,000	125,000	625,000	107,674	25,464	30,000	788,138

Harald J. Braun(6)	Termination	24	57,917	1,390,000	—	1,840,000	641,675	44,042	—	2,525,717

(1)	The monthly base salary represents the total gross monthly payments to each named executive officer at the current salary.

(2)	The target bonus represents the maximum amount of a payout under the terms of the Annual Incentive Plan discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Reflects acceleration of outstanding equity awards as of July 2, 2010. As of this date, no options had value since all option exercise prices were above the $3.50 per share market value as of July 2, 2010. The values in this column consist solely of the acceleration of unvested restricted and performance shares of common stock at $3.50 per share market value as of July 2, 2010.

(4)	The insurance benefit provided is paid directly to the insurer benefit provider and includes amounts for COBRA.

(5)	The estimated dollar amounts for Outplacement Services would be paid directly to an outplacement provider selected by us.

(6)	Represents amounts payable to Mr. Braun under his employment contract due to his termination on June 29, 2010. Severance payments include amounts for two years based on his former salary of $695,000 plus an additional amount of $450,000 since termination occurred within three years of employment date. Accelerated vesting includes $367,897 for stock options and $273,778 for modification of the extended time of two years to exercise vested options.

Our employment agreement with Mr. Charles D. Kissner, our Chief Executive Officer and Chairman of the Board, includes the following provisions:

If he is terminated without cause or upon death or disability or should he resign for good reason and he (or his estate or personal representative, as applicable) signs a general release, he will be entitled to receive the following severance benefits:

•	severance payments at his final base salary for a period (the “Severance Period”) starting on the date of his termination and ending on the later of (i) the first anniversary of his termination or (ii) June 28, 2012;

•	payment of premiums necessary to continue his group health insurance under COBRA (or to purchase other comparable health coverage on an individual basis if he is no longer eligible for COBRA coverage) until the earlier of (i) the end of the Severance Period; or (ii) the date on which he first becomes eligible to participate in another employer’s group health insurance plan;

•	the prorated portion of any incentive bonus he would have earned during the incentive bonus period in which his employment was terminated;

•	any stock options or time-vested shares of restricted stock granted to him shall cease vesting upon his termination date, provided, however, for options granted subsequent to the date of his employment agreement, he will be entitled to purchase any vested shares subject to those options until the earlier of

12 months following the termination date or the date on which the applicable option(s) expire(s), provided, further, the Board of Directors may in its sole discretion provide for additional vesting of restricted shares or options upon termination.

The employment agreements with our other named executive officers define a “Change of Control” as follows:

•	any merger, consolidation, share exchange or acquisition, unless immediately following such merger, consolidation, share exchange or acquisition of at least 50 percent of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the entity resulting from such merger, consolidation or share exchange, or the entity which has acquired all or substantially all of our assets (in the case of an asset sale that satisfies the criteria of an acquisition) (in either case, the “Surviving Entity”), or

•	if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity is represented by our securities that were outstanding immediately prior to such merger, consolidation, share exchange or acquisition (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such merger, consolidation, share exchange or acquisition), or

•	any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires beneficial ownership (determined pursuant to SEC Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 30 percent of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to the our stockholders that the Board does not recommend such stockholders accept, other than: (i) an employee benefit plan of ours or any of our Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of our or any of our Affiliates; or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or

•	over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following criteria: (i) have been a Board member continuously since the adoption of this Plan or the beginning of such 36-month period; (ii) have been appointed by Harris; or (iii) have been elected or nominated during such 36-month period by at least a majority of the Board members that belong to the same Class of director as such Board member; and (iv) satisfied one of the above criteria when they were elected or nominated;

•	a majority of the Board determines that a Change of Control has occurred; or

•	the complete liquidation or dissolution of the Company.

Employment agreements are in effect for the other current named executive officers, which provide that if they are terminated without cause or should they resign for good reason or become disabled and they sign a general release they will be entitled to receive the following severance benefits:

•	severance payments at their final base salary for a period of 12 months following termination;

•	payment of premiums necessary to continue their group health insurance under COBRA (or to purchase other comparable health coverage on an individual basis if the employee is no longer eligible for COBRA coverage) until the earlier of (i) 12 months or (ii) the date on which they first became eligible to participate in another employer’s group health insurance plan;

•	the prorated portion of any incentive bonus they would have earned during the incentive bonus period in which their employment was terminated;

•	any equity compensation subject to service-based vesting granted to the executive officer will stop vesting as of their termination date; however, they will be entitled to purchase any vested share(s) of stock that are subject to the outstanding options until the earlier of: (i) 12 months; or (ii) the date on which the applicable option(s) expire; and

•	outplacement assistance selected and paid for by us.

In addition, these agreements provide that if there is a Change of Control, and employment with us is terminated by us without cause or by the employee for good reason within 18 months after the Change of Control and they sign a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described shall be increased by an additional 12 months; (ii) they will receive a payment equal to the greater of (a) the average of the annual incentive bonus payments received by them, if any, for the previous three years; or (b) their target incentive bonus for the year in which their employment terminates; and (iii) the vesting of all unvested stock option(s) and unvested equity-compensation awards subject to service-based vesting will accelerate, such that all of such stock option(s) and equity-compensation awards will be fully vested as of the date of their termination/resignation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10 percent of a registered Class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and greater than 10 percent holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during fiscal 2010, and Forms 5 (or any written representations) received with respect to fiscal year 2010, we believe that all directors, officers, executive officers and 10 percent stockholders complied with all applicable Section 16(a) filing requirements during fiscal 2010.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the 2010 Annual Meeting of Stockholders, directors are being nominated for election to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until the death, resignation or removal of such director. In a Board meeting on September 1, 2010, following the recommendation of our Nominating Committee, the Board nominated Messrs. Kissner, Evans, Hasler, Higgerson, Sohi, Stoffel and Thompson as director nominees for election to serve on the Board following the annual meeting. Pursuant to the September 14, 2010 agreement between the Company and Ramius LLC and its affiliates, in a board meeting on September 22, 2010, following the recommendation of our Governance and Nominating Committee, the Board nominated Mr. Raghavendra Rau as a director nominee for election to serve on the Board following the annual meeting. Unless you attend the annual meeting in person and submit a ballot that indicates your intent to withhold your vote in favor of any or all of the director nominees listed below, or, in the alternative, submit a proxy card or other voting instructions, as the case may be, indicating your intention to withhold your vote in favor of any or all of the director nominees listed below, then your proxy will be voted “FOR” the election of each of the director nominees listed below.

The director nominees will be elected by plurality vote. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, all proxies received by the proxy holders will be voted for any subsequent nominee named by our current Board to fill the vacancy created by the earlier nominee’s withdrawal from the election. As of the date of this Proxy Statement, the Board is not aware of any director nominee who is unable or will decline to serve as a director.

DIRECTORS

Name	Title	Age

Charles D. Kissner	Chairman of the Board and Chief Executive Officer	63
Eric C. Evans	Director	57
William A. Hasler	Director	68
Clifford H. Higgerson	Director	70
Raghavendra Rau	Director	61
Dr. Mohsen Sohi	Director	51
Dr. James C. Stoffel	Lead Independent Director	64
Edward F. Thompson	Director	72

Vote Required

Our directors will be elected from the persons nominated by the affirmative vote of holders of a plurality of our outstanding common stock present in person, or represented by proxy, at the annual meeting and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending July 1, 2011. During fiscal year 2010, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other audit related services.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2011 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the meeting. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2011 FISCAL YEAR

OTHER MATTERS

2010 Annual Report

Our annual report for the fiscal year ended July 2, 2010 will be available over the internet and is mailed along with the other proxy materials to all stockholders who request printed copies in the manner specified in the Notice in this Proxy Statement.

Form 10-K

We filed an annual report on Form 10-K for the fiscal year ended July 2, 2010 with the SEC on September 9, 2010. Stockholders may obtain a copy of the annual report on Form 10-K, without charge, by writing to our Secretary, at the address of our offices located at 5200 Great America Parkway, Santa Clara, California 95054, or through our website at www.aviatnetworks.com.

Other Business

The Board is not aware of any other matter that may be presented for consideration at the annual meeting. Should any other matter properly come before the annual meeting for a vote of the stockholders, the proxy holders will have authority to vote all proxies submitted to them at their discretion as to any matter of which we did not receive notice by September 13, 2010.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext MMMMMMMMM 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Time, on November 8, 2010. Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors Recommends a Vote FOR Proposals 1 and 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Eric C. Evans 02 - William A. Hasler 03 — Clifford H. Higgerson 04 — Charles D. Kissner 05 — Raghavendra Rau 06 - Dr. Mohsen Sohi 07 — Dr. James C. Stoffel 08 — Edward F. Thompson For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. B Non-Voting Items Meeting Attendance Change of Address — Please print new address below. To attend the meeting and vote your shares in person, please mark this box. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM8 1 C V 1 0 2 4 9 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 001GSP0002 018KLE

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Aviat Networks, Inc. Annual Meeting of Aviat Networks, Inc. to be held on Tuesday, November 9, 2010 for holders as of September 22, 2010 Date: November 9, 2010 Time: 2:30 P.M. (Pacific Time) Place: 5200 Great America Parkway, Santa Clara, CA 95054 By signing the proxy, you revoke all prior proxies and appoint Meena Elliott, Vice President, General Counsel and Secretary, and Carol Goudey, Treasurer and Assistant Secretary, with full power of substitution to vote your shares on matters shown on the Voting Instruction Form and any other matters that may come before the Annual Meeting and all adjournments.